As filed with the U.S. Securities and Exchange Commission on April 23, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NeuroPace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-3550230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
455 N. Bernardo Avenue
Mountain View, California 94043
(650) 237-2700
(Address of Principal Executive Offices) (Zip Code)

NeuroPace, Inc. 2020 Stock Plan
NeuroPace, Inc. 2021 Equity Incentive Plan
NeuroPace, Inc. 2021 Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________

Michael Favet
President and Chief Executive Officer
NeuroPace, Inc.
455 N. Bernardo Avenue
Mountain View, California 94043
(650) 237-2700
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:
Mark B. Weeks
Seth J. Gottlieb
Brett D. White
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
– 2021 Equity Incentive Plan	2,769,812	(2)(3)	$17.00	(8)	$47,086,804.00(8)	$5,137.17
– 2021 Equity Incentive Plan	130,188	(4)	$17.00	(8)	$2,213,196.00(8)	$241.46
– 2021 Employee Stock Purchase Plan	580,000	(5)(6)	$14.45	(9)	$8,381,000.00(9)	$914.37
– 2020 Stock Plan	2,866,458	(7)	$0.39	(10)	$1,117,918.62(10)	$121.96
Total	6,346,458		—		$58,798,919	$6,414.96
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and the Registrant’s 2020 Stock Plan, as amended (the “2020 Plan”), by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)Represents shares of common stock reserved for future issuance pursuant to stock options, restricted stock unit awards and other awards under the 2021 Plan.
(3)The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1st each year, starting on January 1, 2022, and continuing through January 1, 2031, by an amount equal to five percent (5%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.
(4)Represents shares of common stock reserved for issuance upon the exercise of outstanding options granted under the 2021 Plan at an exercise price of $17.00 per share.
(5)Represents shares of common stock reserved for future issuance under the 2021 ESPP.
(6)The number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1st of each year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year, and (b) 1,160,000 shares of common stock; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser number of shares. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.
(7)Represents shares of common stock issuable upon exercise of stock options outstanding under the 2020 Plan as of the date of this Registration Statement. Any stock awards outstanding under the 2020 Plan that are forfeited, terminate, expire or are otherwise not issued will become available for issuance as shares of the Registrant’s common stock under the 2021 Plan, subject to the maximum limit set forth in the 2021 Plan.
(8)Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2021 pursuant to Rule 424(b) under the Securities Act.
(9)Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the initial public offering price per share of the Registrant’s common stock as set forth in the Registrant’s prospectus filed with Commission on April 23, 2021 pursuant to Rule 424(b) under the Securities Act, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.
(10)Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents By Reference.
The following documents filed by NeuroPace, Inc. (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:
i.the Registrant’s prospectus filed on April 23, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statements on Form S-1, as amended (File Nos. 333-254663 and 333- 255422), which contain audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
ii.the description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on April 14, 2021 (File No. 001-40337) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and
iii.all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will become effective upon the closing of the Registrant’s initial public offering permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that became effective upon the closing of the Registrant’s initial public offering provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 7.  Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.
The exhibits to this Registration Statement are listed below:

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-254663	3.1	April 14, 2021
4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon the closing of the Registrant’s initial public offering.	S-1/A	333-254663	3.2	April 14, 2021
4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-254663	3.3	March 24, 2021
4.4	Form of Amended and Restated Bylaws of the Registrant to be in effect upon the closing of the Registrant’s initial public offering.	S-1/A	333-254663	3.4	April 14, 2021
4.5	Form of common stock certificate of the Registrant.	S-1/A	333-254663	4.1	April 14, 2021
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on the signature page of this registration statement).
99.1	2020 Stock Plan, as amended.	S-1	333-254663	10.4	March 24, 2021
99.2	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2020 Stock Plan.	S-1	333-254663	10.5	March 24, 2021
99.3	2021 Equity Incentive Plan.	S-1/A	333-254663	10.6	April 14, 2021
99.4	Forms of Option Agreement, Stock Option Grant Notice and Notice of Exercise under the 2021 Equity Incentive Plan.	S-1/A	333-254663	10.7	April 14, 2021
99.5	2021 Employee Stock Purchase Plan.	S-1/A	333-254663	10.8	April 14, 2021
__________________
*Filed herewith

Item 9.  Undertakings.
1.The undersigned registrant hereby undertakes:
(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on April 23, 2021.

NeuroPace, Inc.

By:	/s/ Michael Favet
Michael Favet
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Favet, Rebecca Kuhn and Irina Ridley, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Favet	Director, President and Chief Executive Officer (Principal Executive Officer)	April 23, 2021
Michael Favet

/s/ Rebecca Kuhn	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial and Accounting Officer)	April 23, 2021
Rebecca Kuhn

/s/ Frank Fischer	Director	April 23, 2021
Frank Fischer

/s/ Greg Garfield	Director	April 23, 2021
Greg Garfield

/s/ Rakhi Kumar	Director	April 23, 2021
Rakhi Kumar

/s/ Joseph S. Lacob	Director	April 23, 2021
Joseph S. Lacob

/s/ Evan Norton	Director	April 23, 2021
Evan Norton

/s/ Renee Ryan	Director	April 23, 2021
Renee Ryan